EXHIBIT 10(a)


                             EMPLOYMENT AGREEMENT



        THIS AGREEMENT is entered into as of February 1, 1996, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and MARK K. ROSENFELD, of Jackson, Michigan ("Rosenfeld").

        THE PARTIES HEREBY AGREE that the Employment Agreement between them, dated March 23, 1994, is restated, effective February 1, 1996, as follows:

        1. Employment and Term. The Company employs Rosenfeld as Chairman of the Board and Chief Executive Officer, and Rosenfeld agrees to serve in those capacities and/or in such other capacity or capacities as the Board of Directors of the Company deems advisable, for a term of five years commencing February 1, 1996 and continuing through January 31, 2001, unless terminated sooner pursuant to the provisions of paragraph 5, for the compensation and on the terms set forth herein.

        2. Compensation. Subject to the provisions of paragraph 5, Rosenfeld's salary shall be Three Hundred Ten Thousand Dollars ($310,000.00) per year. Rosenfeld shall also participate in such plans and additional benefits as may generally be available from time to time to other executive officers of the Company.

        3. Deferred Compensation. Rosenfeld may determine that payment of any part of Rosenfeld's salary for any year shall be deferred pursuant to, and on the terms and conditions set forth in, the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. If any part of Rosenfeld's salary for a year is deferred, one-twelfth of such amount shall be deferred each month during the year. Interest shall accrue on deferred compensation from the last day of the month for which the compensation is deferred. Neither Rosenfeld, his estate, his wife, nor any beneficiary shall have any power to assign or encumber the right to receive deferred compensation, and any attempted assignment or encumbrance thereof shall be null and void.

        4. Duties. Rosenfeld agrees, as long as his employment by the Company continues, to devote his entire time and best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties requested by the Board of Directors of the Company.

        5. Death, Incapacity and Other Events. Rosenfeld's employment under this Agreement shall terminate on the earliest to occur of the following: (i) immediately upon Rosenfeld's death, (ii) at the Company's option, immediately when notice to Rosenfeld of such termination is given after Rosenfeld's permanent incapacity (established to the reasonable satisfaction of the Board of Directors of the Company), (iii) at the Company's option, immediately when notice to Rosenfeld of such termination is given on or after the occurrence of good cause for termination of his employment under this Agreement (as determined in good faith by the Board of Directors of the Company), and (iv) immediately when notice of such

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termination is given to Rosenfeld by the Company or 30 days after notice of such termination is given to the Company by Rosenfeld. Notice will be deemed to be given on the earliest of (i) when delivered, or (ii) three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) one business day after sent by recognized overnight courier, if to Rosenfeld, to Rosenfeld's address on the Company's corporate records, and if to the Company, to the address of its principal executive offices. The following events during the term of this Agreement shall have the following respective effects on the obligations of the Company pursuant hereto:

               (a) Death. If employment is terminated due to Rosenfeld's death, the Company shall (i) continue to pay an amount equal to Rosenfeld's salary, at the annual rate of his salary in effect immediately prior to his death, from the date of his death until three years after the date of his death, and (ii) pay the pro rata bonus, if any, that would have been payable to Rosenfeld under any bonus plan in effect at the time of termination of Rosenfeld's employment if Rosenfeld had been employed by the Company for the entire year in which Rosenfeld's employment terminates, but based on the actual number of days Rosenfeld was employed by the Company in that year and the actual salary paid to Rosenfeld by the Company with respect to the period through the date of termination. The Company may offset against the payments described in this paragraph 5.(a) the proceeds of any life insurance policy insuring Rosenfeld's life (i) that is acquired after January 31, 1996 and does not replace insurance provided by the Company to Rosenfeld as of January 31, 1996, and (ii) that are paid to a beneficiary designated by Rosenfeld or to his estate, if the Company paid the premiums with respect to such insurance. If the Company makes such an offset with respect to payments under paragraph 5.(a)(i), the remaining amounts due pursuant to paragraph 5.(a)(i) shall be paid in equal installments over the same period set forth in paragraph 5.(a)(i). In addition to payments pursuant to this paragraph 5.(a), the Company will continue to maintain medical and hospitalization insurance with the same spouse and dependent coverage and in the same amounts as the insurance maintained by the Company immediately prior to his death, for five years after the date of Rosenfeld's death. In addition, the principal amount of split dollar life insurance currently maintained by the Company for Rosenfeld, less the total premium payments made by the Company, shall be paid to beneficiaries designated by Rosenfeld. Rosenfeld shall cooperate with the Company in connection with its obtaining any additional life insurance on Rosenfeld's life and any additional disability insurance with respect to Rosenfeld in connection with the payments required by this paragraph 5.(a), paragraph 5.(b) or otherwise.

               (b) Permanent Incapacity. If employment is terminated due to Rosenfeld's permanent incapacity (established to the reasonable satisfaction of the Board of Directors of the Company), the Company shall (i) continue to pay an amount equal to Rosenfeld's salary, at the annual rate in effect immediately prior to the date of his termination due to his permanent incapacity ("Termination Date"), from the Termination Date until three years after the Termination Date, and after three years after the Termination Date at one-half such annual rate until five years after the Termination Date, and
(ii) pay the pro rata bonus, if any, that would have been payable to Rosenfeld under any bonus plan in effect at the Termination Date if Rosenfeld had been employed by the Company for the entire year in which Rosenfeld's

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employment terminates, but based on the actual number of days Rosenfeld was employed by the Company in that year and the actual salary paid to Rosenfeld by the Company with respect to the period through the Termination Date. In addition, the Company will continue to maintain medical, hospitalization and life insurance with the same coverage (including any spouse and dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to his incapacity, for five years after the Termination Date. The Company may offset against any of the payments described in this paragraph 5.(b), disability benefits, if any, paid under any insurance maintained by the Company. In addition, if Rosenfeld dies at any time during the period payments are required under this paragraph 5.(b), the Company may offset against any of the payments described in this paragraph 5.(b) the proceeds of any life insurance policy insuring Rosenfeld's life (i) that is acquired after January 31, 1996 and does not replace insurance provided by the Company to Rosenfeld as of January 31, 1996, and (ii) that are paid to a beneficiary designated by Rosenfeld or to his estate, if the Company paid the premiums with respect to such insurance. If the Company makes such an offset with respect to payments under paragraph 5.(b)(i), the remaining amounts due pursuant to paragraph 5.(b)(i) shall be paid in equal installments over the same period set forth in paragraph 5.(b)(i). Rosenfeld shall cooperate with the Company in connection with its obtaining any additional life insurance on Rosenfeld's life and any additional disability insurance with respect to Rosenfeld in connection with the payments required by this paragraph 5.(b), paragraph 5.(a) or otherwise.

               (c) Termination for Good Cause. If employment is terminated for good cause (as determined in good faith by the Board of Directors of the Company), or if Rosenfeld resigns before the expiration of the term of this Agreement, the Company shall have no obligation to pay any salary or any other amount in lieu thereof for any period after the date of termination of employment.

               (d) Termination Without Good Cause. Except as provided in paragraph 5.(e), if the Company terminates Rosenfeld's employment without good cause before the expiration of the term of this Agreement (other than as a result of Rosenfeld's death or permanent incapacity), the Company shall (i) continue to pay an amount equal to Rosenfeld's salary, at the annual rate in effect immediately prior to such termination of employment, and shall continue to provide medical and hospitalization insurance with the same coverage (including any spouse and dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to such termination of employment, for the balance of the term of this Agreement or one year, whichever is greater, and (ii) pay the pro rata bonus, if any, that would have been payable to Rosenfeld under any bonus plan in effect at the time of termination of Rosenfeld's employment if Rosenfeld had been employed by the Company for the entire year in which Rosenfeld's employment terminates, but based on the actual number of days Rosenfeld was employed by the Company in that year and the actual salary paid to Rosenfeld by the Company with respect to the period through the date of termination. In such event, Rosenfeld shall use reasonable efforts to find new employment. Commencing one year after termination, the Company's continuing payment obligation, if any, shall be reduced by the amount of any other salary, consulting fees, or other compensation or remuneration for services, however designated, received by Rosenfeld with respect to any remaining part of the period covered by

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the Company's obligation, and its continuing medical and hospitalization insurance obligation shall be reduced by the amount of any other medical and hospitalization insurance provided to Rosenfeld with respect to any remaining part of such period.

               (e) Change in Control. If Rosenfeld is entitled to receive severance benefits pursuant to the letter agreement between Rosenfeld and the Company, dated December 18, 1995 (the "Severance Agreement"), such severance benefits shall be exclusive and in lieu of any other severance benefits to which Rosenfeld may be entitled, except for any benefits under the terms of any stock options or restricted stock agreements Rosenfeld may have. The Severance Agreement is incorporated into this paragraph 5.(e) by reference, and the payments and benefits provided for in the Severance Agreement shall be deemed payments and benefits expressly provided for in this paragraph 5 for purposes of paragraph 5.(h).

               (f) Split Dollar Life Insurance. If Rosenfeld's employment by the Company is terminated for any reason except Rosenfeld's death, the split dollar life insurance policy referred to in paragraph 5.(a) shall be disposed of in accordance with the terms of a certain Split Dollar Agreement dated December 20, 1988 between the parties, as the same may be amended from time to time.

               (g) Transfer of Insurance Policies. If Rosenfeld's employment by the Company is terminated for any reason except Rosenfeld's death or permanent incapacity, the Company will cooperate with Rosenfeld, to the extent Rosenfeld so desires, to transfer to Rosenfeld, at no cost to the Company, the life and disability insurance maintained by the Company on his behalf immediately before the termination of his employment, to the extent permitted by the applicable insurance policies. If Rosenfeld's employment by the Company is terminated as a result of Rosenfeld's permanent incapacity, the Company will cooperate with Rosenfeld, to the extent Rosenfeld so desires, to transfer to Rosenfeld, at no cost to the Company, the life insurance maintained by the Company on his behalf as of the date five years after the termination of his employment, to the extent permitted by the applicable insurance policies.

               (h) No Other Employment Benefits. Except for the payments and benefits expressly provided for in this paragraph 5, Rosenfeld shall not be entitled to any salary, bonus, or any other employment benefits, however designated, after his termination of employment with the Company.

        6. Payment. Amounts equal to salary, other than deferred compensation, as well as death benefits pursuant to paragraph 5.(a), other than proceeds of life insurance, and amounts equal to salary, other than deferred compensation and proceeds of life insurance, paid pursuant to paragraphs 5.(b), 5.(d) and 5.(e), shall be paid in monthly or other regular periodic installments no less frequent than monthly. Amounts equal to the pro rata portion of Rosenfeld's bonus for the year of termination paid pursuant to paragraphs 5.(a), 5.(b), and 5.(d) shall be paid at the time they are paid to other participants in the applicable bonus plan. Deferred compensation, with interest thereon, shall be paid as provided in the Jacobson Stores Inc.

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Deferred Compensation Plan, as amended from time to time. All such payments shall be made to Rosenfeld while he is living; and in the event of his death, the payments shall be made to Rosenfeld's wife, if she is then living, or to his estate or any beneficiary or beneficiaries he designates in writing during his lifetime.

        7. Miscellaneous Provisions. This Agreement supersedes all previous employment agreements between the parties. It shall be construed according to the laws of Michigan, and shall be binding on and enforceable by the parties and their successors in interest. In addition to all other remedies available at law, it shall be specifically enforceable by any court having jurisdiction. Paragraph headings are for convenience only and shall not affect the construction of any provision. The rights and obligations hereunder, particularly but without limitation including paragraph 5.(e), shall survive the expiration of the term of this Agreement.


IN THE PRESENCE OF:                    JACOBSON STORES INC.


  /s/  Frank W. Hones                  BY:     /s/  Paul W. Gilbert
- --------------------------                 ---------------------------------
                                               Paul W. Gilbert,
                                                  Vice Chairman of the Board


  /s/  Meredith A. Szostek             BY:     /s/  Richard Z. Rosenfeld
- --------------------------                 ---------------------------------
                                               Richard Z. Rosenfeld,
                                                 Secretary


  /s/  Susan J. Clingerman                     /s/  Mark K. Rosenfeld
- --------------------------                 ---------------------------------
                                               Mark K. Rosenfeld


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